Exhibit 99.1

GigOptix Reports Strong First Quarter Fiscal 2012 Financial Results – Tenth Consecutive

Quarter of Product Revenue Growth

SAN JOSE, CA (May 7, 2012) GigOptix, Inc. (NYSE Amex: GIG), a leading fabless supplier of semiconductor and optical components that enable high speed information streaming, today announced its financial results for the first quarter ended April 1, 2012.

For the first quarter of 2012 product revenue, which does not include government contract revenue, increased 30% to $9.2 million from $7.1 million in the first quarter of 2011. Total revenue increased 19% over the first quarter of 2011. GAAP net loss for the first quarter of 2012 was $1.7 million, or $(0.08) per share, including $253,000 in amortization of intangible assets, $738,000 in stock based compensation, $207,000 in restructuring expenses and $141,000 in special litigation-related expenses. This compares to GAAP net loss of $3.4 million, or $(0.28) per share, reported in the same period of the prior year.

On a non-GAAP basis1, excluding the above mentioned charges, net loss for the first quarter of 2012 was $409,000, or $(0.02) per share. This compares to non-GAAP net loss of $432,000, or $(0.04) per share, reported in the same period of the prior year.

Adjusted EBITDA1 for the first quarter of 2012 was $515,000, compared to $38,000 in the same period of the prior year. GigOptix closed the first quarter of 2012 with $15.8 million in cash and investments.

Executive Commentary

“We are pleased to report strong revenue growth with improved EBITDA, good cash management and closely managed expenses in the first quarter, bringing us to our tenth consecutive quarter of product revenue growth,” commented Dr. Avi Katz, chairman and chief executive officer of GigOptix. “Our continued growth is attributed to the important strategic progress that we are making in each of our three product lines — extending our optical product offerings from telecom to datacom and consumer electronics; further expanding our RF-MMICs product offering into the E-band and wideband markets; and extending our ASIC focus into the development of high speed CMOS drivers and receivers for the consumer market through the combined efforts of our optical and ASIC engineering lines. We also continued to make progress in productizing our 40G and 100G offerings, specifically through our bundled solutions, and in moving these to production with global Tier 1 communication customers.

“In addition, we have met another major milestone in our 5 year strategic plan for GigOptix that was launched with the inception of the company in 2007: being traded on a National Exchange through our recent listing on the NYSE Amex. We expect that our NYSE Amex listing will provide GigOptix with access to new sources of capital and our stockholders with a more efficient market in which to trade. In concert with our listing on NYSE Amex, we announced the extension of the modified “Dutch auction” tender offer to purchase up to $2.0 million of common stock through May 15, 2012.

Outlook

“The first quarter marks a strong start to what we expect will be a good fiscal year 2012. We are tracking well to our overall plan and are maintaining our outlook for revenue growth of approximately 30% year over year, driven by strong demand for our 40G and 100G optical products and our datacom parallel devices. We are optimistic about the large opportunity in front of us, and our ability to translate this opportunity into long-term shareholder value.” concluded Dr. Katz.

Litigation Update

GigOptix continues to actively prosecute the lawsuit for misappropriation of confidential information and trade secrets against its former employees, the company which they formed, Optomai, Inc., and the parent of Optomai, M/A-COM Technology Solutions, Inc. As GigOptix has disclosed in the Form 10-K filed with the SEC, the parties are currently engaged in discovery, and the litigation is proceeding.

Financial Results Webcast / Conference Call

GigOptix will host a conference call and webcast with investors today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the first quarter fiscal year 2012 financial results and the business outlook. Investors and other interested parties may access the call by dialing 1-800-561-2731 in the U.S. (1-617-614-3528 outside of the U.S.) and entering the pass code 32580499 at least 10 minutes prior to the start of the call. The conference call replay will be available beginning two hours after the call and until midnight Eastern Time on May 11, 2012. The replay dial-in number is 1-888-286-8010, and the pass code is 79347559. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the Company's website at http://www.gigoptix.com.

1 Non-GAAP Measures - GigOptix reports gross margin, operating income and net loss on a GAAP and non-GAAP basis. In addition, it reports adjusted EBITDA. A reconciliation of these GAAP to non-GAAP measurements and adjusted EBITDA for the three months ended April 1, 2012 and April 3, 2011 can be found in the “Reconciliation of GAAP to Non-GAAP Financial Information” table attached to this press release.

About GigOptix, Inc.

GigOptix is a leading fabless supplier of semiconductor and optical components that enable high-speed end-to-end information streaming over the network and address emerging high-growth opportunities in the communications, industrial, defense and avionics industries. The Company offers a unique broad portfolio of Drivers, TIAs and TFPSTM optical modulators for 40G and 100G fiber-optic telecommunications and data-communications networks, and high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz and drivers. GigOptix also offers a wide range of digital and mixed-signal ASIC solutions and enables product lifetime extension through its GigOptix Sunset Rescue Program.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as "will," and "expect," or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement and our statements under the heading "Business Outlook." Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability to extend product offerings into new areas or products, unexpected occurrences that deter the full documentation and "bring to market" plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently produced product offerings, including bundled product solutions, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, our ability to enforce intellectual property rights, and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the company's filings with the SEC, and in the company's other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Media:

GigOptix, Inc.

Parker Martineau, 408-522-3100

Corporate Communications Manager

pmartineau@gigoptix.com

or

Investor Relations:

The Blueshirt Group, LLC

Matthew Hunt, 415-489-2194

Account Manager

matt@blueshirtgroup.com

(TABLES TO FOLLOW)

####

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	April 1, 2012%		April 3, 2011%
Revenue
Product	$9,151	100%	$7,052	92%
Government contract	—	0%	610	8%

Total revenue	9,151	100%	7,662	100%
Cost of revenue
Product	4,178	46%	3,651	48%
Government contract	—	0%	180	2%

Total cost of revenue	4,178	46%	3,831	50%

Gross profit	4,973	54%	3,831	50%

Research and development expense	3,383	37%	2,390	31%
Selling, general and administrative expense	2,807	31%	2,623	34%
Restructuring expense	207	2%	—	0%
Merger-related expense	—	0%	1,107	14%
Special litigation-related expense	141	2%	—	0%
Shareholder settlement expense	—	0%	1,064	14%

Total operating expenses	6,538	71%	7,184	94%

Loss from operations	(1,565)	-17%	(3,353)	-44%

Interest expense	(152)	-2%	(96)	-1%
Other income (expense), net	(15)	0%	12	0%

Loss before provision for income taxes	(1,732)	-19%	(3,437)	-45%
Provision for income taxes	(16)	0%	(5)	0%

Net loss	(1,748)	-19%	(3,442)	-45%

Net loss per share - basic and diluted	$(0.08)		$(0.28)

Weighted average number of shares used in per share calculations - basic and diluted	21,555		12,255

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 1, 2012	December 31, 2011	Net Change
			$	%
ASSETS
Current assets:
Cash and cash equivalents	$15,797	$15,788	$9	0%
Short-term investments	—	400	(400)	(100%)
Accounts receivable, net	7,050	5,625	1,425	25%
Inventories	2,546	2,220	326	15%
Prepaid and other current assets	432	298	134	45%

Total current assets	25,825	24,331	1,494	6%
Property and equipment, net	4,534	4,488	46	1%
Intangible assets, net	5,028	5,281	(253)	(5%)
Goodwill	9,860	9,860	—	0%
Restricted cash	258	255	3	1%
Other assets	304	309	(5)	(2%)

Total assets	$45,809	$44,524	$1,285	3%

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,590	$3,183	$407	13%
Accrued compensation	1,506	832	674	81%
Line of credit	4,710	3,000	1,710	57%
Other current liabilities	4,370	4,945	(575)	(12%)

Total current liabilities	14,176	11,960	2,216	19%
Pension liabilities	137	65	72	111%
Other long-term liabilities	959	1,185	(226)	(19%)

Total liabilities	15,272	13,210	2,062	16%

Stockholders' Equity
Common stock, $0.001 par value; 50,000,000 shares authorized as of April 1, 2012; 21,587,332 and 21,545,713 issued and outstanding as of April 1, 2012 and December 31, 2011, respectively.
Common stock, $0.001 par value	22	22	—	0%
Additional paid-in capital	119,313	118,362	951	1%
Accumulated deficit	(89,241)	(87,493)	(1,748)	2%
Accumulated other comprehensive income	443	423	20	5%

Total stockholders' equity	30,537	31,314	(777)	(2%)

Total liabilities and stockholders' equity	$45,809	$44,524	$1,285	3%

GIGOPTIX, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three months ended,
	April 1, 2012	April 3, 2011
GAAP Total cost of revenue	$4,178	$3,831
Stock based compensation	(15)	(14)
Amortization of intangible assets	(122)	(65)

Non-GAAP Total cost of revenue	$4,041	$3,752

GAAP Gross profit	$4,973	$3,831
Stock based compensation	15	14
Amortization of intangible assets	122	65

Non-GAAP Gross profit	$5,110	$3,910

GAAP - Operating expenses	$6,538	$7,184
Stock based compensation	(723)	(662)
Amortization of intangible assets	(131)	(98)
Restructuring expense	(207)	—
Merger-related expense	—	(1,107)
Shareholder settlement expense	—	(1,064)
Special litigation-related expense	(141)	—

Non-GAAP Operating expenses	$5,336	$4,253

GAAP Loss from operations	$(1,565)	$(3,353)
Stock based compensation	738	676
Amortization of intangible assets	253	163
Restructuring expense	207	—
Shareholder settlement expense	—	1,064
Merger-related expense	—	1,107
Special litigation-related expense	141	—

Non-GAAP Loss from operations	$(226)	$(343)

GAAP - Net loss	$(1,748)	$(3,442)
Stock based compensation	738	676
Amortization of intangible assets	253	163
Restructuring expense	207	—
Shareholder settlement expense	—	1,064
Merger-related expense	—	1,107
Special litigation-related expense	141	—

Non-GAAP Net loss	$(409)	$(432)

Adjusted EBITDA reconciliation:
Loss from operations	$(1,565)	$(3,353)
Restructuring expense	207	—
Shareholder settlement expense	—	1,064
Merger-related expense	—	1,107
Depreciation and amortization	994	544
Stock based compensation	738	676
Special litigation-related expense	141	—

Adjusted EBITDA	$515	$38

Weighted average shares outstanding:	21,555	12,255
Per share amounts
Non-GAAP	$(0.02)	$(0.04)
Adjusted EBITDA	$0.02	$0.00